PRESS RELEASE

CANADA SOUTHERN PETROLEUM LTD.

For Immediate Release

Canada Southern Advises Shareholders

To Take No Action At This Time

Calgary, Alberta, May 15, 2006 – Canada Southern Petroleum Ltd. (the “Company”) (NASDAQ: CSPLF)(TSX: CSW) today advised its shareholders to take no action at this time with respect to the unsolicited offer from Nosara Holdings Ltd, a wholly owned subsidiary of Petro-Canada, to purchase all of the outstanding common shares of Canada Southern.  The Board of Directors, in consultation with its financial and legal advisors, will carefully consider and evaluate the offer and issue a Directors’ Circular and a related Solicitation/Recommendation Statement on Schedule 14D-9 that will contain important information, including the Board’s recommendation with respect to the offer.  Canada Southern advises that shareholders defer making any determination with respect to the offer until reading the Director’s Circular and the related Solicitation/Recommendation Statement on Schedule 14D-9.

The Directors’ Circular and the related Solicitation/Recommendation Statement on Schedule 14D-9 will be available on or before May 26, 2006.  These documents will advise shareholders:  (i) whether the Board of Directors of Canada Southern recommends acceptance or rejection of Petro-Canada’s offer, expresses no opinion and remains neutral towards the offer, or is unable to take a position with respect to the offer, and (ii) the reasons for the position taken by the Board.

The Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the United States Securities and Exchange Commission.  Shareholders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available because they will contain important information.  Investors can obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available and all other filings made by Canada Southern with the SEC at the SEC’s website at www.sec.gov.  In addition, these materials may be obtained free from Canada Southern by directing a request to Canada Southern, #250, 706 – 7th Avenue S.W, Calgary, Alberta, Canada T2P 0Z1, (403) 269-7741, Attention: Corporate Secretary.

Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada.  The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada.   The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF,” and on the Toronto Stock Exchange under the symbol “CSW”.  The Company has 14,496,165 shares outstanding.

For further information, please contact:

John W. A. McDonald, President and Chief Executive Officer, at (403) 269-7741.

Josh Pekarsky or David Ryan, Longview Communications, at (604) 688-4874.